EXHIBIT 19
Northwest Natural Holding Company
Inside Information and Trading Policy
Index No. 74
Effective Date: February 27, 2023
Last Approved by Board: February 24, 2023
Purpose
The purpose of the Inside Information and Trading Policy is to promote compliance with applicable securities laws by Northwest Natural Holding Company (“NW Holding” or the “Company”) and its employees. Inside Information and Trading Policy

Application
The Inside Information and Trading Policy is applicable to:
•All directors, officers and employees of NW Holding,
•All directors, officers and employees of all subsidiaries of NW Holding, including but not limited to Northwest Natural Gas Company (NW Natural), and
•to agents, advisors, and independent contractors of NW Holding or any of its subsidiaries.

In addition, directors, executive officers, members of executive staff and certain others designated by the Corporate Secretary are subject to the pre-clearance trading procedures provided in the “Trading Procedures” policy.

Policy
If a director, officer, any employee of NW Holding or its subsidiaries, or any agent or adviser of NW Holding or its subsidiaries, has material nonpublic information relating to the Company, it is the Company’s policy that neither that person nor any related person may buy or sell securities of the Company or engage in any other action to take advantage of, or pass on to others, that information. For the most part, “securities” mean common stock of the Company or derivative securities that derive their value from the common stock of the Company. This policy also applies to material, nonpublic information relating to any other company with publicly traded securities, including the Company’s customers or suppliers, obtained in the course of employment by or association with the Company.

Who is an “Insider?”
Any person who possesses material nonpublic information is considered an insider as to that information. Insiders include Company directors, officers, employees, independent contractors and those persons in a special relationship with the Company, e.g., its auditors, consultants or attorneys.

The definition of insider is transaction specific; that is, any person that is aware of any material nonpublic information is an insider with respect to that information.

What is “Material Information?”

Material information is any information that a reasonable investor, given the total mix of information available, would consider important in a decision to buy, hold or sell stock—in short, any information that could reasonably affect the price of the stock.
Some examples of material information may include:
•Unpublished financial results
•News of a pending or proposed company transaction, including acquisitions, investments or divestitures
•New equity or debt offerings
•Significant changes in expansion plans
•News of a significant sale of assets
•Events that may result in the creation of a significant reserve or write-off or other significant adjustments to the financial statements
•A change in auditors or notification that the auditor’s report can no longer be relied upon
•Changes in dividend policies
•Changes in senior management or the Board of Directors
•Significant customer changes
•Financial liquidity problems
•Customer expansion plans
•Status of significant regulatory dockets or litigation
•Undisclosed major regulatory or legislative changes
•A cybersecurity incident or risk, including vulnerabilities and breaches, that may adversely impact the Company’s business, reputation or share value

The above list is only illustrative; many other types of information may be considered “material,” depending on the circumstances. The materiality of particular information is subject to reassessment on a regular basis.

What is “buying or selling” securities?
Almost any decision with respect to ownership of securities can be considered “buying or selling” that security. This will include without limitation:
•Open market or private purchases or sales,
•The exercise of stock options,
•Elections or modifications under the Company’s Dividend Reinvestment and Direct Stock Purchase Plan (DRIP), but not the receipt of stock pursuant to prior elections under the DRIP,
•Elections or modifications with respect to the Company common stock held within the Retirement K Savings Plan, but not purchases of Company common stock under the Retirement K Savings Plan resulting from periodic contributions of money pursuant to a payroll deduction election
•Sales of stock purchased through the Company’s Employee Stock Purchase Plan (ESPP), but not the purchase of common stock pursuant to the ESPP
•Sales of stock received through the vesting of restricted stock units or performance shares, but not the receipt or vesting of the restricted stock units or performance shares or the forfeiture of any such securities as a result of tax withholding requirements
•Potentially some gift transactions

Transactions in mutual funds that are invested in Company securities are not subject to this policy, and this Policy does not apply to purchases and sales pursuant to a pre-arranged trading plan that meets the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934 including the requirement that it be entered into at a time when the person is not in possession of any material nonpublic information and has been approved by the Corporate Secretary. The Company has adopted a separate Rule 10b5-1 Trading Plan Policy that sets forth the requirements for putting in place a Rule 10b5-1 Plan with respect to Company securities.

What is “Nonpublic Information?”
Nonpublic information is any information that has not been disclosed generally to the public. Information that is received in circumstances which indicate it is not yet in general circulation, such as through a broadly disseminated press release or in a filing with the Securities and Exchange Commission, should be considered nonpublic. Inside information becomes public information only after it is released and there is adequate time for the news to be circulated and absorbed by the market and investors.

Information filed with an agency, such as the Environmental Protection Agency or the Public Utility Commission of Oregon is not considered public for purposes of this policy.

Guidelines
Because the Company’s shareholders and the investing public should be afforded a reasonable amount of time to receive the information and act upon it, as a general rule insiders should not engage in any transactions until one business day after the information has been publicly released.

The following guidelines should be followed in order to ensure compliance with this policy:

Non-disclosure of Material Inside Information
Material inside information must not be disclosed to anyone, except the persons within the Company whose positions require them to know it, until such information has been publicly released by the Company.

Avoid Trading in Company Securities
No employee should place a purchase or sell order or recommend that another person place a purchase or sell order in the Company’s securities when he or she has knowledge of material information concerning the Company that has not been disclosed to the public.

Avoid Speculation
All employees should avoid speculating in Company stock. The Company’s Stock Option and Employee Stock Purchase Programs give employees an opportunity to share in the future growth of the Company. By investing in the future, the Company does not mean engaging in short-range speculation based upon fluctuations in the market, and the Company highly discourages employees from frequent trading in Company stock.

Directors and executive officers are also subject to additional restrictions with respect to hedging and pledging securities of the Company, as set forth in the Company’s separate Hedging and Pledging of Securities Policy.

Transactions by Family Members and Controlled Entities
These trading restrictions apply to insiders’ family members and others living in their households, as well as any family members who do not live in the insiders household but whose transactions in Company securities are directed by the insider or are subject to the insiders’ influence or control, such as parents or children who consult with the insider before they trade in Company securities. Employees are expected to be responsible for the compliance of their immediate family and personal household and as described below should not “tip” information to family members. Similarly, this Policy applies to any entities that the insider influences or controls, including any corporations, limited liability companies or trusts, and transactions by these controlled entities should be treated for purposes of this Policy and applicable securities laws as if they were for the insiders’ own account.

Pension Plan Blackouts
Any Director or executive officer of the Company or any of its subsidiaries is prohibited from directly or indirectly purchasing, selling or otherwise acquiring or transferring any securities of the Company if he or she has been notified of a pension or retirement plan trading blackout period, or of any plans to halt trading in Company stock in any retirement plan or other Company- sponsored plan.

Twenty-Twenty Hindsight
If securities transactions ever become the subject of scrutiny they are likely to be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction, an insider should carefully consider how the transaction may be construed in the bright light of hindsight.

“Tipping” Information to Others
Because the Company is required by law to avoid the selective disclosure of material, nonpublic information, the Company has established procedures for the release of material information in a manner designed to achieve broad public dissemination in a relatively short time, for example, through press releases.

Thus, it is inappropriate for a person in possession of material nonpublic information to provide other people with such information, intentionally or inadvertently, or to recommend that they buy or sell the securities based upon that information. This is called “tipping,” and both the tipper and tippee can be liable.

Trading in Other Securities
No employee should place purchase or sell orders or recommend that another person place a purchase or sell order in the securities of another corporation if the employee learns in the course of his/her employment confidential information about the other corporation that is likely to affect the value of that corporation’s securities.

Hedging and Pledging of Securities

In addition, directors and executive officers are subject to additional restrictions provided in the “Policy on Hedging and Pledging of Securities.”

Questions
Questions regarding this policy should be directed to the Corporate Secretary or the General Counsel.

Review of Policy
In order to ensure that this Policy continues to reflect current practices and applicable legal requirements, a regularly scheduled review will be conducted every three years unless changes in the law or business needs supersede this requirement.

CORPORATE POLICY STATEMENT

TRADING PROCEDURES
(Pre-Clearance and Blackout Periods Applicable to Directors, Officers,
and Other Designated Employees)

Purpose
The Board of Directors of Northwest Natural Holding Company (the “Company”) has adopted an “Inside Information and Trading Policy” both to satisfy the Company’s obligation to prevent insider trading and to help Company personnel avoid the severe consequences associated with violations of insider trading laws. The Company is committed to preventing even the appearance of improper conduct on the part of any of its directors, executive officers and other key persons employed by or associated with the Company. The Company cannot afford to have its reputation damaged.

In addition, the Company is committed to establishing controls and procedures for the timely filing of reports of changes in ownership of the Company’s securities as required by the Securities and Exchange Commission (“SEC”). In most cases, these reports must be filed by the close of business on the second business day following the transaction that triggers the reporting obligation.

Scope
This Policy applies to all directors, executive officers, members of executive staff and any other persons as may be designated by the Corporate Secretary as being subject to the Company’s pre-clearance procedures, together with family and household members (“Insiders”).

PROCEDURES

Pre-Clearance
To help prevent inadvertent violations of the federal securities laws, provide adequate time to comply with accelerated reporting requirements and avoid even the appearance of trading on inside information, Insiders may not engage in any transaction in the Company’s securities (including, without limitation, open market or private purchases or sales, purchases or sales under the terms of the Company’s employee benefit plans and the exercise of stock options) without first obtaining pre-clearance of the transaction from the Corporate Secretary. You need not pre-clear purchases under the Company’s Employee Stock Purchase Plan (“ESPP”); however, you must pre-clear any sale of Company stock purchased under the ESPP.

You need not pre-clear purchases or sales of Company stock under a trading plan that meets the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934 (a “10b5-1 Plan”). The 10b5-1 Plan itself, however, must be pre-cleared.

A request for pre-clearance should be submitted to the Corporate Secretary at least two days in advance of the proposed transaction. The Corporate Secretary is under no obligation to approve a transaction or plan submitted for pre-clearance, and may determine not to permit the transaction or plan.

Blackout Periods

Quarterly Blackout Periods. The Company’s announcement of quarterly financial results may have the potential to have a material effect on the market for the Company’s securities. Therefore, to avoid even the appearance of trading while aware of material nonpublic information, persons who are or may be expected to be aware of the Company’s quarterly financial results generally will not be pre-cleared to trade in the Company’s securities during the period beginning on the close of business on the last day of the Company’s fiscal quarter and ending on the opening of the next business day following the Company’s issuance of its quarterly earnings release and corresponding analyst conference call. Persons subject to these quarterly blackout periods include all Insiders, all employees of the accounting, investor relations and budget departments, and all other persons who are informed by the Corporate Secretary that they are subject to the quarterly blackout period.

Interim Blackout Periods. The Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, an SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information. Insiders should anticipate that requests to engage in transactions in Company securities are unlikely to be pre-cleared while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.

Event-specific Blackout Periods. From time to time, an event may occur that is material to the Company and is known by only a few directors and executives. So long as the event remains material and nonpublic, Insiders may not engage in transactions in the Company’s securities. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, an Insider requests permission to trade in the Company’s securities during an event-specific blackout, the Corporate Secretary will inform the person making the request of the existence of a blackout period without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. Failure of the Corporate Secretary to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material nonpublic information.

Hardship Exceptions. A person who is subject to a quarterly earnings blackout period and who has an unexpected and urgent need to sell Company securities in order to generate cash may, in appropriate circumstances, be permitted to sell Company securities even during the blackout periods. Hardship exceptions may be granted only by the Corporate Secretary and must be requested at least two days in advance of the proposed transaction. A hardship exception may be granted only if the Corporate Secretary concludes that the Company’s earnings information for the applicable quarter does not constitute material nonpublic information. Under no circumstances will a hardship exception be granted during an event-specific blackout period.

Trading Plans. The blackout periods described above shall not apply to transactions in the Company’s securities implemented in accordance with a 10b5-1 Plan pre-cleared by the Corporate Secretary.

Post-Termination Transactions
If a person subject to this Policy is aware of material nonpublic information upon termination of service as a director, officer or employee of the Company, such person may not trade in the Company’s securities until that information has become public or is no longer material. In all other respects, the procedures set forth in this Policy will cease to apply to such person’s transactions in Company securities upon the expiration of any “blackout period” that is applicable to such person’s transactions at the time of his or her termination of service.

Company Assistance
Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Corporate Secretary.

CERTIFICATIONS
All directors, officers and other employees subject to the procedures set forth in this Policy must sign and return the attached certificate to certify their understanding of and intent to comply with the Company’s “Inside Information and Trading Policy” and this Policy regarding Trading Procedures.

Adopted: February 27, 2003
Amended: December 14, 2006
Updated: October 1, 2018

CERTIFICATION

I certify that:

1.I have read and understand the Company’s Corporate Policy Statement regarding Inside Information and Trading and the Corporate Policy Statement regarding Trading Procedures covering pre-clearance procedures and blackout periods (together, the “Insider Trading Policy”). I understand the Corporate Secretary is available to answer any questions I have regarding the Insider Trading Policy.

2.I will continue to comply with the Insider Trading Policy for as long as I am subject to the Policy.

Signature:

Print name:

Date:

NORTHWEST NATURAL HOLDING COMPANY

Rule 10b5-1 Trading Plan Policy

This Rule 10b5-1 Trading Plan Policy should be read in conjunction with the Insider Information and Trading Policy and the Trading Procedures (together, the “Insider Trading Policy”) adopted by Northwest Natural Holding Company (the “Company”). Specifically, the section of the Insider Trading Policy addressing “What is “buying or selling” securities?” provides that transactions made pursuant to an approved Rule 10b5-1 Plan will not be subject to certain provisions of the Insider Trading Policy. Terms used in this Rule 10b5-1 Trading Plan Policy and not otherwise defined have the meanings set forth in the Insider Trading Policy.
Rule 10b5-1(c) under the Exchange Act provides an affirmative defense against allegations of insider trading. This affirmative defense is often referred to as a “safe harbor” from such allegations. The Rule 10b5-1(c) safe harbor is available to the Company’s employees, officers, and directors who make trades pursuant to a trading “plan” that meets the requirements of the rule. A plan that meets the requirements of the Rule 10b5-1(c) safe harbor is referred to herein as a “Trading Plan.” Trading Plans may be used for purchases, sales, gifts or other transfers of securities.
The Company permits Insiders to enter into Trading Plans, but only if those plans are pre-approved in writing by our Chief Compliance Officer and Corporate Secretary or their designee(s) (each, the “Compliance Officer”). The Compliance Officer is assigned the job of approving any Trading Plan as to its form. Most brokerage firms will provide a form Trading Plan that is used for all clients.
All Trading Plans (and any amendment to, modification of, or termination of a Trading Plan) must comply with Rule 10b5-1 and must meet the following minimum conditions:

1.Trading Plan Requirements.
a.Plan and Approval. Each Trading Plan proposed to be entered into by an Insider must be approved in writing by the Compliance Officer prior to its effectiveness. The Trading Plan must be in writing and signed by the Insider. The Trading Plan must include a written representation by the Insider that they are not aware of any material nonpublic information concerning the Company and that they are adopting the Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Section 10(b) and Rule 10b-5 of the Exchange Act. We will keep a copy of each Trading Plan in our files.
b.Timing and Term of Plan. Each Trading Plan used by an Insider must be adopted (a) when the trading window for the Insider is open under our Insider Trading Policy; and (b) when the Insider does not otherwise possess material nonpublic information about the Company. Except with the prior written approval of the Compliance Officer, each Trading Plan entered into by any Insider of the Company must be structured to remain in place for at least one year; provided however, a Trading Plan

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may be less than one year in duration if the plan solely covers either (a) stock options expiring within one year or (b) selling of a portion of the shares upon vesting of restricted stock units in order to primarily cover estimated applicable tax liability. Except with the prior written approval of the Compliance Officer, each Trading Plan entered into by any Insider must be structured to remain in place no longer than two years after the effective date of such plan.
c.Timing of Plan Amendment and Modification; Termination of Plans. Except with the prior written approval of the Compliance Officer, Trading Plans may be amended or modified only (a) when the trading window for the Insider is open under our Insider Trading Policy; (b) when the Insider does not possess material nonpublic information about the Company; and (c) with the written approval of the Compliance Officer.
d.Delayed Effectiveness of Adoption or Amendment/Modification. Each Trading Plan used by an Insider must include a “cooling off’ period prior to the first trade.
For executive officers (those officers of the Company who are required by Section 16 of the Exchange Act to file reports on their transactions in the Company’s securities) and members of the Company’s board of directors, the Trading Plan must provide that the first transaction executed pursuant to the Trading Plan may not occur until after the period beginning on the date the Trading Plan is effective and ending on the later of (i) the 90th day after adoption or amendment of the plan and (ii) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted, amended or modified. With respect to the period described in clause (ii), the required cooling off period need not exceed 120 days.
For Insiders who are not executive officers or directors, the Trading Plan must provide that the first transaction executed pursuant to the Trading Plan may not occur until thirty (30) days following the adoption, amendment or modification of the Trading Plan, as applicable.
e.Relationships with Plan Broker/Administrator; No Subsequent Influence. Each Trading Plan used by an Insider must provide that the Insider may not communicate any material nonpublic information about the Company to the broker or other third party administering the plan, or attempt to influence how the broker or such party executes (or exercises its discretion in executing) orders or other transactions under the Trading Plan in any way.
f.Plan Specifications; Discretion Regarding Transactions Under the Plan. The Trading Plan must authorize the broker or other third party administering the plan to effect the transactions called for by the plan without any control or influence by you. The Trading Plan must specify the material parameters for the transactions to be effected under the plan. For example, for a plan that will provide for the purchase or sale of stock, the plan must specify the amount of stock to be purchased or sold during specified time periods and the price at which such stock is to be purchased or sold, or the plan may specify or set an objective formula (e.g., stock price thresholds) for determining the price and amount of stock to be purchased or sold during specified time periods. The Compliance Officer may require that the specified time periods contained in your Trading Plan during which sales could occur shall not coincide with the specified time periods in similar Trading Plans adopted by other insiders (e.g., to avoid a particular part of a quarter when earnings will be released), or make other arrangements (such as sale volume limitations) to avoid a large number of sales occurring simultaneously or to comply with any required company policy regarding stock ownership.
g.Only One Plan in Effect at Any Time. Unless otherwise approved by the Compliance Officer in situations where having multiple plans in place at one time is permissible under the provisions of Rule 10b5-1, an Insider may have only one Trading Plan in effect at any time. However, an Insider may adopt a new Trading Plan to replace an existing Trading Plan before the scheduled termination date of such existing Trading Plan so long as the new Trading Plan does not become effective prior to the completion of expiration of transactions under the existing Trading Plan, in all cases consistent with Rule 10b5-1, and the new Trading Plan must comply with the cooling off period and other requirements of this Policy.
h.Limitations on Single Trade Plans. During any 12-month period, an Insider may only enter into one Trading Plan that is designed to effect the purchase or sale or other transfer of the total amount of the Company’s securities covered by the Trading Plan in a single transaction; provided, however, an Insider may have in place an additional non-concurrent single-trade Trading Plan during this same 12-month period in connection with sell-to-cover transactions as necessary to satisfy tax withholding obligations incident to the vesting of a compensatory award from the Company such as restricted stock, restricted stock units or stock appreciation rights and where the Insider does not control the timing of such sales.
i.Suspensions. Each Trading Plan used by an Insider must provide for suspension of transactions under such plan if legal, regulatory or contractual restrictions are imposed on the Insider, or other events occur, that would prohibit transactions under such plan.
j.Compliance with Rule 144. Each Trading Plan used by an Insider must provide for specific procedures to comply with Rule 144 under the Securities Act of 1933, as amended, including the filing of Form 144.
k.Broker Obligation to Provide Notice of Trades. For executive officers and members of the board of directors of the Company, each Trading Plan must provide that the broker will provide notice of any transactions under the Trading Plan to the Insider and the Company no later than the close of business on the day of the transaction.

l.Insider Obligation to Make Exchange Act Filings. Each Trading Plan must contain an explicit acknowledgement by such Insider that all filings required by the Exchange Act, as a result of or in connection with transactions under such plan, are the sole obligation of such Insider and not the Company.
m.Required Footnote Disclosure. Insiders must footnote all trades disclosed on Form 144 and comply with any checkbox requirement on Form 4 to indicate that the trades were made pursuant to a Trading Plan.

Adopted on: February 23, 2023